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                                                                EXHIBIT 5



         CU BANCORP
         16030 Ventura Boulevard
         Encino, California 91436


         February 2, 1997


         CU Bancorp
         16030 Ventura Blvd.
         Encino, CA  91436

                           Re:      CU Bancorp Form S-8


         Ladies and Gentlemen:

                  The undersigned renders this opinion as counsel to you in connection with the issuance of up to 194,915 shares of Common Stock of CU Bancorp under the CU Bancorp Conversion Stock Option Plan.

                  In connection with this opinion, the undersigned has examined such records and documents as are necessary and appropriate, including but not limited to the following:

                  1.       Minutes of the Board of Directors of CU Bancorp;

                  2.       Articles and Bylaws of CU Bancorp.

                           Based upon the undersigned's review of the records
and documents, and such other matters as deemed reasonable and appropriate, and in consideration of applicable laws, I am of the opinion that the shares to be issued by CU Bancrop have been duly authorized and when issued and paid in accordance with the terms of the CU Bancorp Conversion Stock Option Plan, will be legally issued, fully paid and non assessable, and free of preemptive rights.

                  This opinion is qualified in its entirety by reference to the law and the facts as of the date hereof.

                  As to matters noted, I have relied on information provided by CU Bancorp in preparing this opinion. I am qualified to practice law in the state of California only and do not purport to express any opinion on the law of any state other then California and the federal law of the United States of America. This opinion is limited to the matters expressly set forth herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

                  I consent to the use of my name under the caption "Legal Matters".


         Very truly yours,



         Anita Y. Wolman, Esq.





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